Exhibit 10.1

EXECUTION COPY

MEMBERSHIP INTERESTS CONTRIBUTION AGREEMENT

by and among

WATERFORD HOSPITALITY GROUP, LLC

and

MYSTIC HOTEL INVESTORS, LLC

and

HERSHA HOSPITALITY LIMITED PARTNERSHIP

Dated as of: June 15, 2005

TABLE OF CONTENTS

1.	DEFINITIONS.		2
2.	CONTRIBUTION OF THE MEMBERSHIP INTERESTS.		5
3.	ISSUANCE OF MEMBERSHIP INTERESTS AND CASH PAYMENT.		5
	3.1	Cash Payments by Investor.	5
	3.2	Cash Payment to Contributor.	6
	3.3	Payment of Costs	6
	3.4	Issuance to Contributor.	6
	3.5	Issuance to Investor	6
4.	DEPOSIT; DUE DILIGENCE REVIEW.		6
	4.1	Deposit.	6
	4.2	Payment.	6
	4.3	Escrow Terms.	7
	4.4	Protection of Escrow Agent.	7
	4.5	Due Diligence Review	7
5.	MANAGEMENT AND OPERATING COVENANTS PRIOR TO CLOSING.		9
	5.1	Pre-Closing Actions.	9
	5.2	Property Condition.	10
	5.3	Franchise Agreements	10
6.	ADJUSTMENTS AND PRORATIONS.		10
	6.1	Adjusted Items.	10
	6.2	Proration of Inventory	13
	6.3	Basis of Adjustments.	13
	6.4	Accounts Receivable.	13
	6.5	No Overcharge of Tenants.	14
	6.6	Closing Statement; Post-Closing Adjustment	14
7.	TITLE AND SURVEY.		15
	7.1	Title Commitment and Survey.	15
	7.2	Investor’s Review.	15
	7.3	Correction of Defects.	16
	7.4	Failure to Correct.	16
	7.5	Effect of Corrected Defects.	16
8.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF CONTRIBUTOR.		17
	8.1	Organization and Power.	17
	8.2	Authority.	17
	8.3	Consents.	17
	8.4	Violations.	17
	8.5	No Litigation.	18
	8.6	No Attachments or Bankruptcy Events.	18
	8.7	Environmental Matters.	18
	8.8	Space Leases.	18
	8.9	Ground Leases.	19
	8.10	Assessments.	19
	8.11	Other Agreements.	19
	8.12	Service Contracts.	19

i

	8.13	Permits.	20
	8.14	Taxes.	20
	8.15	Employees	20
	8.16	Signatories.	21
	8.17	No Conflicts with Agreements.	21
	8.18	No Options.	21
	8.19	Franchise Agreements.	21
	8.20	Existing Debt.	21
	8.21	Owner Entities.	22
	8.22	Insurance.	22
	8.23	Condemnation Proceedings; Roadways.	22
	8.24	Financial Statements.	22
	8.25	Capitalization.	22
	8.26	Owner Entity Investments.	22
	8.27	Compliance with Legal Requirements.	23
	8.28	Liabilities.	23
	8.29	Prior Activities of the Owner Entities.	23
	8.30	Survival.	23
9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF INVESTOR.		23
	9.1	Authority.	23
	9.2	Signatories.	23
	9.3	No Litigation.	23
	9.4	No Agency.	24
	9.5	Securities Matters.	24
	9.6	No Registration.	24
	9.7	Survival.	24
10.	DAMAGE AND DESTRUCTION.		24
11.	EMINENT DOMAIN.		25
12.	EXISTING DEBT.		25
	12.1	Repayment of Existing Debt	25
	12.2	Refinancings	25
	12.3	Costs	26
13.	PART OWNED PROPERTY.		26
14.	CONDITIONS TO CLOSING.		27
	14.1	Conditions to Investor’s Obligations.	27
	14.2	Conditions to Contributor’s Obligations	27
15.	THE CLOSING.		28
	15.1	Location and Date.	28
	15.2	Contributions and Payments.	28
	15.3	Contributor’s Closing Deliveries.	29
	15.4	Management Agreements.	30
	15.5	Lessee Formation and Leases.	30
	15.6	Fees and Costs.	30
	15.7	Further Assurances Regarding Documentation.	31
16.	ASSIGNMENT; DESIGNATION OF GRANTEES.		31
17.	TERMINATION OF THE AGREEMENT; DEFAULT REMEDIES; INDEMNITIES.		31

	17.1	Failure to Satisfy Conditions Precedent.	31
	17.2	Investor’s Remedies.	32
	17.3	Contributor’s Remedies.	32
	17.4	Nature of Liquidated Damages	32
	17.5	Legal Fees.	33
	17.6	Agreements to Indemnify.	33
18.	BROKERS.		34
19.	PRESS RELEASES; CONFIDENTIALITY.		34
20.	MISCELLANEOUS.		35
	20.1	Amendment	35
	20.2	Waivers	35
	20.3	No Assignments; Binding Effect	35
	20.4	Notices	35
	20.5	Certain Waivers	36
	20.6	Preservation of Intent	36
	20.7	Entire Agreement	36
	20.8	Counterparts	36
	20.9	Governing Law; Venue	36

EXHIBITS

Exhibit 1.1	Membership Interests and Owner Entities
Exhibit 1.2	Description of the Property
Exhibit 1.3	Form of LLC Agreement
Exhibit 1.4	Asset Management Agreement
Exhibit 1.5	Lessee LLC Agreement
Exhibit 1.6	Lease Agreement
Exhibit 1.7	Management Agreement
Exhibit 1.8	Allocation of the Contribution Value
Exhibit 1.9	Permitted Exceptions
Exhibit 1.10	Existing Debt and Reserves
Exhibit 8.3	Required Consents
Exhibit 8.5	Litigation
Exhibit 8.7	Environmental Matters
Exhibit 8.8	Space Leases and Security Deposits
Exhibit 8.12	Service Contracts
Exhibit 8.13	Pending Applications
Exhibit 8.19	Franchise Agreements
Exhibit 8.21	Owner Entities, Part Owned Property Owners and Minority Interest holders
Exhibit 8.22	Insurance
Exhibit 8.28	Liabilities
Exhibit 9.5	Securities Law Matters
Exhibit 15.3.1	Omnibus Assignment

INDEX OF DEFINED TERMS

1933 Act	24	Lessee Company Affiliate	2
Adjustment Amount	2	Lessee LLC Agreement	2
Agreement	1	Liabilities	3
Asset Management Agreement	1	LLC Agreement	1
Asset Manager	1	Management Agreement	2
Cash Payment	5	Manager	2
CBA	20	Managing Member	1
Closing	2	Membership Interest	1
Closing Date	28	Minority Interest Acquisition Expenses	26
Closing Statement	14	Minority Interests	26
Commission	8	Mortgage	3
Company	1	Mortgage Escrows	12
Contribution Value	2	Mystic	1
Contributor	1	Outside Accountants	15
Credit Reserves	12	Outside Closing Date	28
Cutoff Time	10	Owner Entities	1
Debt	3	Part Owned Property	4
Deferred Property	28	Part Owned Property Lessee Company	30
Deferred Property Outside Closing Date	28	Permitted Exceptions	4
Development Assets	3	Person	4
Effective Date	35	Personal Property	4
ERISA	20	PIP	10
Escrow Agent	3	Plans	20
Existing Debt	3	Properties	1, 4
Existing Debt Documents	3	Property	1, 4
Existing Lender	3	Repaid Debt	34
Franchise Agreement	3	Representatives	7
Franchise Fees	10	Review Period	4
Franchisor	10	Security Deposits	4
Ground Lease Estoppel Certificates	29	Service Contracts	4
Ground Leases	19	Space Lease(s)	4
Guest Ledger Receivables	11	Stabilized Assets	5
Information	35	Subsidiaries	5
Initial Deposit	3	Survey	15
Investor	1	Tax	5
Investor Lessee Member	1	Tax Return	5
IRC	3	Title Commitment	15
IRS	3	Title Company	5
Lease Agreement	2	Title Correction	16
Lessee Company	2	Waterford	1

MEMBERSHIP INTERESTS CONTRIBUTION AGREEMENT

This Membership Interests Contribution Agreement is made as of the 15th day of June, 2005 (this “Agreement”), by and among:

Mystic Hotel Investors, LLC, a Delaware limited liability company (“Mystic”), having an address at 914 Hartford Turnpike, P.O. Box 715, Waterford, CT 06385,

Waterford Hospitality Group, LLC a Delaware limited liability company (“Waterford”) having an address at 914 Hartford Turnpike, P.O. Box 715, Waterford, CT 06385 (Waterford and Mystic, collectively, “Contributor”), and

Hersha Hospitality Limited Partnership, a Virginia limited partnership (“Investor”) having an address at 510 Walnut Street, 9th fl., Philadelphia, PA 19106.

WITNESSETH:

WHEREAS, Contributor is the owner of the membership interests specified on Exhibit 1.1 (the “Membership Interests”) in the limited liability companies (the “Owner Entities”) specified on Exhibit 1.1;

WHEREAS, each of the Owner Entities owns or has a leasehold interest in the respective land, as identified on Exhibit 1.2, and the hotel and other improvements located thereon (each, individually, a “Property” and collectively, the “Properties”), all as more particularly described on Exhibit 1.2;

WHEREAS, Contributor and Investor desire to form a limited liability company under the laws of the State of Delaware (the “Company”), and to enter into a LLC Agreement in the form attached hereto as Exhibit 1.3 (the “LLC Agreement”) with respect to the Company, pursuant to which LLC Agreement Contributor shall contribute to the Company the Membership Interests;

Contributor desires to form or cause to be formed a limited liability company under the laws of the State of Delaware to serve as the managing member of the Company, unless Contributor, itself, shall serve in that capacity (in either case, “Managing Member”);

WHEREAS, Managing Member shall act as the managing member of the Company and Investor shall become a non-managing member of the Company;

WHEREAS, Contributor and Investor desire to cause the Owner Entities (or the Manager) to enter into Asset Management Agreements in the form attached as Exhibit 1.4 (the “Asset Management Agreement”) with an affiliate of Investor (“Asset Manager”) with respect to all of the Properties;

WHEREAS, Contributor and Investor, each through a respective Affiliate (“Investor Lessee Member”) desire to form a limited liability company under the laws of the State of Delaware (the “Lessee Company”), and to enter into an LLC Agreement in the form attached hereto as Exhibit 1.5 (the “Lessee LLC Agreement”);

WHEREAS, Contributor and Investor desire to cause each of the Owner Entities to lease its respective Property to the Lessee Company (or an Affiliate of the Lessee Company with an equity structure reflecting the ownership of the relevant Owner Entity, for Part Owned Properties each, a “Lessee Company Affiliate”) pursuant to a Lease Agreement substantially in the form attached hereto as Exhibit 1.6 (the “Lease Agreement”); and

WHEREAS, Contributor and Investor desire to cause the Lessee Company and each Lessee Company Affiliate to enter into a Management Agreement with Waterford Hotel Group, Inc., a Connecticut corporation (the “Manager”) in the form attached hereto as Exhibit 1.7 (the “Management Agreement”) for each Property.

NOW, THEREFORE, in consideration of Ten Dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

As used herein, defined terms shall have the meanings given to them in the text of this Agreement (refer to the Index of Defined Terms in the Table of Contents), and in addition, the following terms shall have the meanings indicated.

“Adjustment Amount”: the net amount of all adjustments (as set forth in Article 6 or elsewhere in this Agreement) subtracted from (or, in the case of a negative Adjustment Amount, added to) the Contribution Value of the Properties. The Adjustment Amount will begin at zero and decrease with amounts owed to Contributor and increase with amounts owed to Investor or the Company, as set forth herein.

“Closing”: the transfer by Contributor of the Membership Interests to the Company, the payment (in cash and in kind) of the Contribution Value in connection therewith and the Company’s issuance of membership interests to Investor and Contributor, each subject to and otherwise in accordance with the terms of this Agreement.

“Contribution Value”: as of the Closing: Two Hundred Forty-Eight Million Three Hundred Twenty-Five Thousand Dollars ($248,325,000) (which the parties have agreed to allocate among the Properties in accordance with Exhibit 1.8 attached hereto), adjusted as follows: (i) plus or minus the Adjustment Amount, (ii) minus the amount of any Existing Debt (interest and principal) outstanding as of the Closing, (iii) minus any debt obligations incurred after the date hereof in replacement of Repaid Debt, (iv) minus an amount equal to the product of the allocated value of each Part Owned Property, as adjusted by the result of items (i), (ii) and (iii) with respect to such Part Owned Property, multiplied by the percentage equity ownership of the Minority Interests with respect to such Part Owned Property, (v) plus any Minority Interest Acquisition Expenses, and (vi) plus any costs and expenses that the members have agreed that the Company may incur, or have otherwise agreed to treat as Company expenses, as of the Closing Date pursuant to the terms of this Agreement. The parties shall confirm the final Contribution Value pursuant to the Closing Statement as of the Closing Date.

“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (h) all Debt of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Development Assets” the following Properties: Hartford Hilton, Hartford, CT; and Hartford Marriott, Hartford, CT, as more particularly described on Exhibit 1.2.

“Escrow Agent”: First American Title Insurance Company.

“Existing Debt”: all Debt (including principal and interest) of the Owner Entities, including all Debt secured by a lien on certain of the Properties in favor of the lenders (in each case, an “Existing Lender”).

“Existing Debt Documents”: all documents, agreements, instruments and understandings evidencing, securing or otherwise relating to the Existing Debt.

“Franchise Agreement”: any franchise agreement or similar agreement affecting any Property.

“Initial Deposit”: a deposit in the amount of One Million Dollars ($1,000,000), payable by Investor, and a deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000), payable by Contributor.

“IRC”: the Internal Revenue Code of 1986, as amended, and as it may further be amended from time to time, and any successor statutes thereto.

“IRS”: the Internal Revenue Service, an agency of the United States Department of the Treasury.

“Liabilities”: monetary claims, debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, direct or indirect, known or unknown or matured or unmatured.

“Mortgage”: each mortgage securing any of the Existing Debt with respect to the relevant Property.

“Part Owned Property”: any Property that is not wholly owned by Contributor, the Company or by a wholly owned subsidiary of Contributor or the Company. On the date hereof, the following Properties are Part Owned Property:

Hartford Marriott, Hartford, CT;
Hartford Hilton, Hartford, CT;
Dunkin Donuts, 790 West St., Southington, CT;
Residence Inn Southington, Southington, CT; and
Residence Inn by Marriott, Danbury, CT.

“Permitted Exceptions”: the Franchise Agreements, the Existing Debt Documents, the Service Contracts, the Space Lease, the Ground Lease, the documents identified on Exhibit 1.9, and any matter indicated on a Title Commitment or Survey and not objected to by Investor prior to the Closing.

“Person”: any individual, partnership, limited liability company, joint venture, corporation, trust, or other similar entity.

“Personal Property”: any furniture, furnishings, tools, equipment, supplies (consumable and otherwise) and other movable property (if any) located at and used in connection with the ownership, use and operation of the Properties or portion thereof that are now or at the Closing owned by Contributor or any Owner Entity; files that are in the possession of Contributor or any Owner Entity and are necessary or appropriate for the efficient operation of the Properties or a portion thereof, including sepias, drawings, surveys, plans and specifications; and all licenses, permits, certificates of occupancy (or local equivalent) in the possession of or available to Contributor or any Owner Entity.

“Property” and “Properties”: those plots, pieces and parcels of land described on Exhibit 1.2, and all of the buildings, fixtures and equipment (including permanent signs) and other improvements thereon, together with the Personal Property, the tenant’s interest under the Ground Lease, the landlord’s interest under the Space Leases, the Owner’s interest under the Franchise Agreements and all the other assets described in Article 2 pertaining thereto.

“Repaid Debt”: any Existing Debt to be repaid on or before the Closing Date (including principal and interest).

“Security Deposits”: all security deposits held by Contributor pursuant to any Space Leases, which Security Deposits Contributor shall assign to the Company at the Closing.

“Service Contracts”: all written or oral agreements (including purchase orders) pursuant to which goods, services, supplies or other items are furnished on a continuing basis for the operation of the Properties or any portion thereof.

“Space Lease(s)”: all tenant space leases, licenses, concessions or other occupancy or use agreements, including all written modifications, addenda and supplements thereto and guarantees thereof, applicable to the Properties or any portion thereof.

“Stabilized Assets”: the following Properties: (1) Residence Inn by Marriott and Whitehall Mansion, Mystic, CT; (2) Courtyard by Marriott, Warwick, RI; (3) Courtyard by Marriott and Rosemont Suites, Norwich, CT; (4) SpringHill Suites by Marriott, Waterford, CT; (5) Mystic Marriott Hotel and Spa, Groton, CT; (6) Residence Inn by Marriott, Southington, CT, and ancillary Dunkin Donuts; (7) Residence Inn by Marriott, Danbury, CT.

“Subsidiary”: any Person in which a Person owns, directly or indirectly, a majority of the member interests, partnership interests, or similar equity interests and of which that Person, as the case may be, has the power, directly or through a Subsidiary, to direct the management and policies of such Person.

“Tax”: any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return”: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Company”: First American Title Insurance Company.

A reference to any agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement. The singular includes the plural and the plural includes the singular. The words “include”, “includes” and “including” are not limiting. Reference to a particular “Section” or “Articles” refers to that section or articles of this Agreement unless otherwise indicated. The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

2.	CONTRIBUTION OF THE MEMBERSHIP INTERESTS.

On the terms and subject to the conditions set forth herein, at the Closing, Contributor shall contribute and convey to the Company and the Company shall accept from Contributor the Membership Interests free and clear of all liens, claims, encumbrances or interests of others.

3.	ISSUANCE OF MEMBERSHIP INTERESTS AND CASH PAYMENT.

Subject to the terms, conditions and provisions of this Agreement, at the Closing:

3.1   Cash Payments by Investor. Investor shall contribute to the Company as a capital contribution a cash payment (the “Cash Payment”) in presently available funds in the amount of sixty-six and seven-tenths percent (66.7%) of the adjusted Contribution Value attributable to the Stabilized Assets, plus fifty percent (50%) of the adjusted Contribution Value attributable to the Development Assets.

3.2   Cash Payment to Contributor. The Company shall distribute to Contributor the Cash Payment.

3.3   Payment of Costs. Investor shall pay to the Company 57.96% of the costs payable by the Company pursuant to Section 15.6.1 and Contributor shall pay to the Company 42.04% of the costs payable by the Company pursuant to Section 15.6.1, unless any particular cost may reasonably be attributed to a specific Property, in which case Investor shall pay to the Company 50% of the costs, with respect to Development Assets, and 66.7% of the costs, with respect to Stabilized Assets, and Contributor shall pay to the Company 50% of the costs, with respect to Development Assets, and 33.3% of the costs, with respect to Stabilized Assets.

3.4   Issuance to Contributor. The Company shall issue to Contributor, pursuant to the LLC Agreement, in partial consideration for the contribution of the Membership Interests, limited liability company interests in the Company with an initial Capital Account (as defined in the LLC Agreement) with respect to such limited liability company interest equal to thirty-three and three-tenths percent (33.3%) of the Contribution Value attributable to the Stabilized Assets and fifty percent (50%) of the Contribution Value attributable to the Development Assets. The parties acknowledge and agree that the contribution of the Membership Interests shall be treated as a part disguised sale, described in Section 707 of the IRC and the Treasury Regulations promulgated thereunder, part reimbursement of capital expenditures described in Treasury Regulations Section 1.707-4(d) and as a part capital contribution described in Section 721.

3.5   Issuance to Investor. The Company shall issue to Investor, pursuant to the LLC Agreement, limited liability company interests in the Company with an initial Capital Account (as defined in the LLC Agreement) with respect to such limited liability company interest equal sixty-six and seven-tenths percent (66.7%) of the Contribution Value attributable to the Stabilized Assets and fifty percent (50%) of the Contribution Value attributable to the Development Assets.

4.	DEPOSIT; DUE DILIGENCE REVIEW.

4.1   Deposit. Within three days after the date hereof, Investor and Contributor shall each place their respective portions of the Initial Deposit in escrow with Escrow Agent.

4.2   Payment. Escrow Agent shall invest the Initial Deposit in escrow in a money market fund or bank account paying interest or dividends, in Escrow Agent’s name, separate from its personal and other business accounts. Investor shall make all investment decisions; Contributor shall have no control over such investment decisions with respect to the escrowed funds. At the Closing, the Initial Deposit (plus all interest and dividends earned thereon) shall be paid to Contributor, and Investor shall receive a credit against the Cash Payment in the amount of the Initial Deposit deposited by it, and all interest and dividends earned thereon. If the Closing does not occur as a result of a default by Contributor, the Initial Deposit (plus all interest and dividends earned thereon) shall be paid to Investor. If the Closing does not occur as a result of a default by Investor, the Initial Deposit (plus all interest and dividends earned thereon) shall be paid to Contributor. If the Closing does not occur for any reason other than a default by Investor or Contributor, then Escrow Agent shall return the Initial Deposit to Investor and Contributor in the amounts deposited by them (plus all interest and dividends earned thereon). The parties shall furnish Escrow Agent with their respective tax identification numbers. Contributor and the Company shall share equally all escrow fees, if any, charged by Escrow Agent.

4.3   Escrow Terms. Escrow Agent shall hold the Initial Deposit as set forth in Section 4.2 unless (i) Escrow Agent receives any instructions jointly executed by Investor and Contributor directing Escrow Agent with respect to distribution of the Initial Deposit, in which event Escrow Agent shall forthwith apply the Initial Deposit as instructed without any further requirement; or (ii) Investor or Contributor makes a written demand upon Escrow Agent for the Initial Deposit accompanied by an affidavit signed by the party making the demand stating sufficient facts to show that said party is entitled to receive the Initial Deposit pursuant to the terms of this Agreement, provided that the following procedures of this Section shall have been complied with. Upon receipt of such demand, Escrow Agent shall give ten days’ written notice to the other party of such demand and of Escrow Agent’s intention to remit the Initial Deposit to the party making the demand on the stated date, together with a copy of the affidavit. If Escrow Agent does not receive a written objection before the proposed date for remitting the Initial Deposit, Escrow Agent is hereby authorized to so remit. However, if Escrow Agent actually receives written objection from any other party before the proposed date on which the Initial Deposit is to be remitted, Escrow Agent shall continue to hold the Initial Deposit until otherwise directed by joint written instructions from Investor and Contributor or until a final judgment by an appropriate court is made. In the event of such dispute, Escrow Agent may deposit the Initial Deposit with an appropriate court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Initial Deposit.

4.4   Protection of Escrow Agent. The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and Escrow Agent shall not be liable to the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement. Contributor and Investor shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the faithful performance of Escrow Agent’s duties hereunder. Escrow Agent acknowledges its consent to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement.

4.5   Due Diligence Review. For the purposes hereof, “Review Period” means a period of time that commences on the date of this Agreement and shall expire at midnight on July 8, 2005. Investor shall have the Review Period within which to inspect and examine the Owner Entities, Properties, Personal Property; Space Leases, Service Contracts and other customary legal, financial, environmental and engineering matters with respect to the Owner Entities and the Properties. However, Investor may not conduct any invasive environmental or engineering tests without the express prior, written consent of Contributor, not to be unreasonably withheld. Further, Investor will give Contributor advance notice (which may be oral) prior to making any site visits. Investor agrees to restore any damage caused or relating to any test or investigation it has performed, and Investor shall indemnify and hold harmless Contributor from any loss, cost, damage or expense caused thereby, which obligation shall survive the expiration or sooner termination of this Agreement.

4.5.1   From and after the date hereof and until the Closing (or the termination of this Agreement by Investor pursuant to Article 17), Investor and its designated representatives shall have access to the Properties for the purpose of making reasonable engineering, survey or other inspections and independent investigations. During the Review Period, Contributor shall provide Investor and its agents promptly and without charge with all material and necessary information within its or its affiliates’ possession or control with respect to the Properties, including full and accurate copies of Space Leases, Service Contracts, title information or instruments, surveys, all tax bills for the past year, and an inventory of all tangible Personal Property owned or leased (as lessee) by Contributor or Owner Entities and located on the Properties, and access to and, upon request, copies of all books and records of the Owner Entities and Contributor relating to the Owner Entities and the ownership, management, development and financing of the Properties. Contributor also shall provide access by Investor’s representatives, to all financial and other information relating to the Owner Entities and the Properties which would be sufficient to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “Commission”) and to enable them to prepare a registration statement, report or disclosure statement for filing with the Commission. Contributor shall also provide to Investor’s representatives a signed representative letter and a hold harmless letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Owner Entities and the Properties.

4.5.2   Investor shall undertake all inspections, investigations and examinations by Investor’s representatives, agents and/or consultants at the Company’s sole cost and expense. Investor shall endeavor not to unreasonably disturb or interfere with the rights of any hotel guest and any tenant under a Space Lease with respect to the Properties and shall otherwise comply with all notice and other requirements under applicable law and such Space Leases. The performance of any invasive tests shall be scheduled only upon receipt by Contributor of prior written notice and its consent thereto (such consent not to be unreasonably withheld or delayed). Investor shall, at its sole cost and expense, restore any portion of any Property that may be damaged or otherwise disturbed by reason of such tests and/or inspections to its condition existing immediately prior to conducting such test or inspection.

4.5.3   Investor shall defend, indemnify and hold Contributor and any affiliate or Subsidiary of Contributor, and all shareholders, employees, officers, partners, members and directors of Contributor or such affiliate or Subsidiary, as the case may be, harmless from any and all liability, cost and expense (including reasonable attorneys’ fees, court costs and costs of appeal) such party suffered or incurred for injury to person or property caused by or as a result of Investor’s inspection of the Properties.

4.5.4   In the event that during the Review Period, Investor, in its sole and exclusive judgment based in good faith on the results of on its due diligence review, determines to terminate this Agreement and not to enter into the LLC Agreement, then, on or prior to the last day of the Review Period, Investor shall have the right to cancel and terminate this Agreement without liability to Investor, by so sending notice to Contributor (with a copy to Escrow Agent) on or prior to such day (as of which date time shall be of the essence), in which case each party shall be entitled to a return of the portion of the Initial Deposit deposited by it and all interest earned thereon, less one half of any fees of the Escrow Agent. In the event Investor does not cancel and terminate this Agreement prior to the end of the period set forth in Section 4.5, then this Agreement shall remain in full force and effect.

4.5.5   If Investor cancels and terminates this Agreement pursuant to this Section, all non-public information obtained by Investor from Contributor during the Review Period shall be kept confidential, except to the extent disclosure is required pursuant to applicable law, regulation or court proceeding. Investor shall deliver to Contributor copies of all environmental and engineering reports it has obtained after Contributor has reimbursed Investor for Investor’s costs in obtaining such items.

5.	MANAGEMENT AND OPERATING COVENANTS PRIOR TO CLOSING.

5.1   Pre-Closing Actions. During the period from the date of this Agreement until the Closing, except as consented to in writing by Investor, Contributor shall, and shall cause the Owner Entities to: (i) conduct its business and cause the Properties to be operated only in the ordinary course and in substantially the same manner as heretofore conducted and in compliance with all applicable insurance company requirements, all federal, state and local laws, ordinances and requirements; (ii) use commercially reasonable efforts to preserve intact its business organizations and goodwill; (iii) not offer any interest in the Owner Entities or the Properties for sale to any Person, consider unsolicited offers from any Person for the purchase of any interest in the Owner Entities or the Properties or enter into a contract for the sale of any interest in the Owner Entities or the Properties to any Person, whether or not such contract is contingent on the termination of this Agreement; (iv) not enter into discussions with any other Person regarding the sale of any interest in the Property LLCs or the Properties directly or indirectly; (v) timely comply with all of Contributor’s and the Owner Entities material obligations under all Franchise Agreements, Space Leases, Ground Leases, Service Contracts, Existing Debt Documents and other Permitted Exceptions and timely make all payments due and payable thereunder, (vi) maintain the Properties and the related Personal Property or cause the same to be maintained in the same condition as exists on the date hereof, reasonable wear and tear excepted, and shall keep the same or cause the same to be kept fully insured against fire and extended coverage consistent with prior practice insurance company requirements, all federal, state and local laws, ordinances and requirements; (vii) not modify, amend or terminate or permit the modification, amendment or termination of any Franchise Agreements, Space Leases, Ground Leases, Service Contracts, Existing Debt Documents and other Permitted Exceptions; or (viii) enter into any lease, contract or other agreement that would be binding upon any Property or any of the Owner Entities after Closing. Notwithstanding the foregoing, Investor agrees that with respect to items (vii) and (viii), no Investor consent shall be required for the amendment, termination or incurrence of any obligation that either (a) is terminable by the Company without penalty on 30 days or less notice, or (b) with respect to the relevant Property, aggregates an obligation of not more than $50,000 in any year with respect to that Property (without taking into account obligations that Investor has consented to hereunder). Investor covenants not to unreasonably withhold any consent with respect to items (vii) and (viii), and further agrees that its failure to respond to any request for consent within three days after receipt thereof shall be deemed a consent. Within three business days after the execution of such new Space Lease, Service Contract or any other item listed in clause (viii) after the date hereof, Contributor shall provide Investor with a copy of the same. Contributor shall promptly notify Investor of any material adverse change in the physical condition of the Properties.

5.2   Property Condition. Except as otherwise stated to the contrary in this Agreement, the Company shall, at the Closing, accept the Properties in their “As Is, Where Is” condition as exists on the date hereof, subject also to the provisions of Section 5.1.

5.3   Franchise Agreements. Contributor shall use its commercially reasonable efforts to obtain a new franchise agreement (“New Franchise Agreement”) issued by each franchisor (“Franchisor”) under the existing Franchise Agreements in the name of the Lessee Company for each property substantially in the form of the existing Franchise Agreement for such Property, with any changes or modifications to such Existing Franchise Agreement approved in writing by Investor (which approval shall not be unreasonably withheld) to the extent required by any Franchisor, a Property Improvement Plan (“PIP”) shall have been obtained by and at the cost of the Company from each Franchisor. The estimated cost (exclusive of any licensing fees) of any improvements to any Property required by any PIP shall be paid by the application of the Credit Reserves, to the extent available, and otherwise shall be an expense of the Company. In the event that any franchise fees (“Franchise Fees”) currently payable with respect to each Property under the Franchise Agreements are increased in the New Franchise Agreements, the present value of any such increase (with respect to the term up to the franchise expiration date as in effect on the date hereof, only) shall be deducted as an adjustment to the Contribution Value. For the purpose of determining present value, projected payments shall be discounted at the same rate of interest as the secured Debt affecting the relevant Property as of the Closing Date.

6.	ADJUSTMENTS AND PRORATIONS.

6.1   Adjusted Items. Contributor shall be entitled to all income produced from the operation of the Properties that is allocable to the period prior to 12:01 A.M. on the day the Closing occurs (the “Cutoff Time”) and shall be responsible for all expenses allocable to that period, and the Company shall be entitled to all income and responsible for all expenses from the operations of the Properties allocable to the period beginning at the Cutoff Time. At the Closing, all items of income and expense listed below with respect to the Properties shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter:

6.1.1   Contributor shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities not paid directly by tenants, to include all utilities or service used up to the day the Closing occurs, and shall pay or cause to be paid the resultant bills. If any of the Service Contracts set forth on Exhibit 8.12 cover periods beyond the Closing, the same shall be prorated on a per diem basis.

6.1.2   Real estate taxes and personal property taxes on the Properties shall be prorated based upon the period (i.e., calendar or other tax fiscal year) to which they are attributable, regardless of whether or not any such taxes are then due and payable or are a lien. Contributor shall pay or cause to be paid at or prior to the Closing (or the Company shall receive credit for) any unpaid taxes attributable to periods prior to the Closing Date (whether or not then due and payable or a lien as aforesaid). Contributor shall receive credit for any previously paid or prepaid taxes attributable to periods from and after the Closing Date. If as of the date the Closing occurs, the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, the parties shall re-prorate such taxes to reflect the actual amount of such taxes. Notwithstanding the foregoing provisions, Section 8.10 shall govern with respect to all general, special and/or betterment assessments with respect to the Properties.

6.1.3   Rentals and other payments that are payable pursuant to Space Leases shall be prorated on a per diem basis as and when collected. The Company shall not be obligated to make any payment or give any credit to Contributor on account of or by reason of any rental or other payments that are unpaid as of the Closing Date, but shall be required merely to turn over Contributor’s share of the same within fourteen days if, as and when received by the Company after the Closing. Investor and the Company shall not be required to institute any action or proceeding to collect any rent delinquencies.

6.1.4   All amounts, including room charges, accrued to the accounts of guests occupying rooms in the Properties (collectively, “Guest Ledger Receivables”) as of the Cutoff Time shall be prorated. Contributor shall receive a credit for all Guest Ledger Receivables for all room nights up to and including the room night during which the Cutoff Time occurs, and the Company shall be entitled to the amounts of Guest Ledger Receivables for the room nights after the Cutoff Time. Contributor and the Company shall each receive a credit equal to one half of the amount of Guest Ledger Receivables for the full room night during which the Cutoff Time occurs. All restaurant and bar facilities will be closed as of the Cutoff Time and Contributor shall receive the income from the same until the Cutoff Time.

6.1.5   The Company shall receive a credit for advance payments, if any, and prepaid room reservation deposits received by Contributor, to the extent the foregoing related to a period after the Cutoff Time.

6.1.6   Cashier's cash funds and the petty cash funds used by Contributor in operating the Properties shall be adjusted at a price equal to the face amount thereof as of the Closing Date.

6.1.7   If applicable, franchise payments prepaid pursuant to the Franchise Agreements and applied by the Franchisor to periods subsequent to the Closing Date shall be prorated. All amounts known to be due under the Franchise Agreements with reference to periods prior to the Closing Date shall be paid by Contributor or credited to the Company. Any additional amounts not known at the Closing will be subject to post closing adjustment.

6.1.8   Gas, water, electricity, heat, fuel, sewer and other utilities charges to which Section 6.1.1 cannot be applied, and the governmental licenses, permit fees and inspection fees and operating expenses relating to the Properties shall be prorated on a per diem basis;

6.1.9   All management fees or other compensation due or accrued prior or subsequent to the date of the Closing to any manager, broker, agent, or other person in connection with the Properties for services rendered to the Owning Entities or any predecessor of Owning Entities in connection with the management and/or leasing of the Properties shall be credited to the Company to the extent not paid by Contributor prior to the Closing (it being agreed that payment of all of the foregoing shall be the sole responsibility of Contributor).

6.1.10     Any prepaid rentals, other prepaid payments, security deposits, electric, gas, sewer and water deposits deposited with the Owning Entities or Contributor by tenants (including all accrued interest on all of the foregoing, unless Contributor is entitled to retain the benefit thereof) under any Space Leases, license agreements or concession agreements relating to the Properties, shall all belong to the Company and all shall be assigned and delivered to the Company at the Closing with respect to the Properties. At Investor’s option, the Company may take a cash credit in the amount of all Security Deposits to be delivered to the Company at the Closing, and Contributor may retain same.

6.1.11     All salaries and benefits of employees whose employment is assumed by the Company or its Lessee pursuant to Section 8.15 hereof shall be prorated.

6.1.12     The parties shall make the following additional prorations/adjustments with respect to the Existing Debt:

A.    Contributor shall be responsible for all interest payments attributable to the period up to and including the day before the Closing, and the Company shall be responsible for all interest payments attributable to periods on and after the Closing Date.

B.    Tax and insurance escrows and other deposits held by a lender as of the Closing Date with respect to Existing Debt (in the aggregate, the “Mortgage Escrows”) with respect to the Properties shall remain the property of the Owner Entities at the Closing, and Contributor shall receive a credit at the Closing for the amount thereof (ratably reduced to reflect the interest of Minority Interest holders, with respect to any Part Owned Property).

6.1.13     Premiums with respect to any insurance policies of the Owning Entities not terminated as of the Closing Date shall be prorated as of the Closing Date.

6.1.14     Any Ground Lease obligations shall be prorated between the Company and Contributor as of the Closing Date on an accrual basis, based on the actual number of days in the applicable period during which the Closing occurs. The Company shall be credited with and Contributor shall be charged with an amount equal to all accrued Ground Lease obligations. The Company shall be fully responsible for and shall pay all Ground Lease obligations accruing after the Closing Date. Any additional rent or other pass-throughs under the Ground Lease shall be pro-rated in a manner reasonably estimated by Contributor on the basis of prior periods, but shall be subject to post-closing adjustment to reflect final billed amounts.

6.1.15     The Company shall receive a credit for the following capital improvement reserves (the “Credit Reserves”), less any amount of Credit Reserves actually expended between the date hereof and the Closing Date in the ordinary course of business:

Residence Inn Danbury - $636,000
Mystic Marriott - $2,020,000
Residence Inn Southington - $354,000 (ratably reduced to reflect the Minority Interests)
Courtyard Warwick - $250,000.

6.2   Proration of Inventory. Usable and in current use inventories of the following items shall also be prorated:

6.2.1   uncooked and unopened food, including food in room “mini bars” and sides and shells of frozen meat in storage freezers; and

6.2.2   beverages, wine, beer, and liquor in unopened bottles, including beverages in room “mini bars”.

Contributor shall remove all vending machine moneys as of the Cutoff time and retain same.

6.3   Basis of Adjustments.

6.3.1   Uniform System. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts for the Lodging Industry, 9th revised edition, as amended, as adopted by the American Hotel and Lodging Association.

6.3.2   Generally. Each of the foregoing prorations and adjustments shall be adjusted to reflect that the transaction does not include the Minority Interests, with respect to the Part Owned Property Owners, by multiplying the respective adjustment or proration by the percent of equity in the Part Owned Property Owner that is not subject to the Minority Interests. The parties shall make all prorations and payments under the foregoing provisions based on a written statement or statements delivered to Investor by Contributor and approved by Investor. In the event any prorations, apportionments or computations shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party obligated to make such payment for such adjustment within one year after the erroneous payment or computation was made.

6.4   Accounts Receivable. All accounts receivable arising from the Properties shall be disposed of as follows:

6.4.1   Contributor shall retain the receivables of the Properties as of the Cutoff Time, other than Guest Ledger Receivables. The Company shall promptly remit to Contributor in accordance with written instructions from Contributor any funds received by the Company in payment of such accounts receivable arising prior to the Cutoff Time. With regard to any collection made from a person or entity who has accounts receivable arising both prior and subsequent to the Cutoff Time, such collection shall be applied as designated by the account debtor (and if designated as payment of an accounts receivable arising prior to the Cutoff Time, the Company shall promptly remit such funds to Contributor in accordance with the preceding sentence), but if there is no designation, then any such collection received shall be applied first to accounts receivable of such debtor arising after the Cutoff Time and then to accounts receivable of such debtor arising prior to the Cutoff Time.

6.4.2   The Company and Contributor shall treat all rental payments received from a tenant at the Properties (other than room guests) as first applicable to rent that was owed by that tenant, if any, for the month in which the Closing occurs until the rental amount due to Contributor for such period has been collected. If there remains any unpaid rent for a period prior to the month of the Closing, all payments of rent received from such tenant shall be applied first to sums owed to Company with respect to the month after the Closing, then to any amounts owed to Contributor from such tenant, and finally, any excess shall be treated as belonging to the Company.

6.4.3   Neither Contributor nor the Company may enter into any transactions that purport to compromise claims belonging to the other, without the other party’s prior written consent.

6.4.4   If at the time of the Closing any tenants or guests with respect to the Properties owe Contributor any money, Contributor shall have the right, subsequent to the Closing, to collect such sums directly from such tenants, but shall not have the right to bring lawsuits against such tenants for such collection without the Company’s prior written consent. The Company shall have no obligation to join in any lawsuit and/or cooperate with Contributor (at Contributor’s expense) in its collection attempts.

6.5   No Overcharge of Tenants. Contributor represents, warrants and covenants that no tenants have been overcharged for any item of rent or additional rent (including real estate taxes, or insurance reimbursements), for any periods prior to the Closing Date. If, within one year following the Closing, any tenant makes a claim against the Company or any Owner Entity for any such overcharge (including any withholding of rent by reason thereof), Contributor will and hereby agrees to defend, indemnify and hold the Company and such Owner Entity harmless from and against any loss, expense, or damage (including withheld rents or reasonable attorney’s fees) arising from or relating to any such alleged overcharge or rent withholding in connection therewith). The provisions of this Section shall survive the Closing for a period of one year (and for such additional period as may be necessary to resolve any such claim made within a one-year period).

6.6   Closing Statement; Post-Closing Adjustment.

6.6.1   Contributor shall cause its accounting staff to make such inventories, examinations and audits of the Properties, and of the books and records of the Properties, as Contributor’s Accountants may deem necessary to make the adjustments and prorations required under this Article, or under any other provisions of this Agreement. Investor or its designated representatives may be present at such inventories, examinations and audits of the Properties. Based upon such audits and inventories, Contributor’s accountants will prepare and deliver to the parties no later than two days prior to the Closing a closing statement (the “Closing Statement”). The Closing Statement shall contain Contributor’s best estimate of the amounts of the items requiring the prorations and adjustments in this Agreement. The amounts set forth on the Closing Statement shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing.

6.6.2   The Closing Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement, unless within 30 days after receipt by Investor of the Closing Statement, either Investor or Contributor notifies the other that it disputes such Closing Statement, and specifies in reasonable detail the items and reasons that it so disputes. The parties shall attempt to resolve such dispute. If such dispute is not resolved within 45 days after delivery of the original notice by Company or Contributor, then the parties shall submit such dispute to the affiliate office of Pannel Kerr Forster nearest to Waterford, Connecticut (the “Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of 15 days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Investor and Contributor.

6.6.3   Within 90 days following the Closing Date, Contributor’s accountants shall deliver a final report to Company setting forth the final determination of all items to be included on the Closing Statement. In the event that, at any time within said 90-day period, either party discovers any items which should have been included in the Closing Statement but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statement. The foregoing limitation shall not apply to any item that, by its nature, cannot be finally determined within the period specified. However, no further adjustments shall be made beyond 12 months after the Closing Date.

7.	TITLE AND SURVEY.

At the Closing, each Owner Entity shall own valid, marketable and insurable fee title to its respective Property other than the Ground Lease Properties, and valid and enforceable leasehold interests in its respective Ground Lease Property under its respective Property Ground Lease, subject only to the Permitted Exceptions.

7.1   Title Commitment and Survey. Promptly following the execution of this Agreement, Investor shall obtain, and deliver a copy to Contributor of, a binding, irrevocable commitment for an ALTA Form B Fee Title Policy to be issued to each Owner Entity (in each case, a “Title Commitment”) from the Title Company in the amounts set forth on Exhibit 1.8 to each Property, evidencing that each Owner Entity owns valid and marketable fee title to its respective Property other than the Ground Lease Properties, and that the applicable Owner Entities own a valid and enforceable leasehold interest under the Ground Lease to the Ground Lease Properties, free and clear of all encumbrances except the Permitted Exceptions. Investor may, at its option, order and obtain an “as-built”, current ALTA/ACSM Land Title Survey made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1999 and meeting the accuracy requirements as defined therein, certified to the appropriate Owner Entity, Investor, the Company and the Title Company, which shows all easements of record, all parking spaces (including a count thereof) and curb cuts, all setback restrictions of record, and flood zone designations (the “Survey”).

7.2   Investor’s Review. Within ten business days after Investor’s receipt of all Title Commitments and Surveys, Investor shall furnish Contributor with a schedule of (i) any liens, encumbrances or other title exceptions or state of facts shown on the Title Commitment or Survey that Investor, in its reasonable judgment, does not approve or finds unsatisfactory, and (ii) any Title Company requirements that Investor, in its sole and exclusive judgment, contends Contributor must satisfy. In addition, if Investor has requested endorsements providing coverage for (i) a perimeter metes and bounds description and contiguity between the parcels of the Properties (or any portion thereof) and between the Properties (or any portion thereof) and the applicable public streets, (ii) access from the Properties or any portion thereof to a public street, (iii) extended coverage over the Title Company’s general exceptions, (iv) zoning as provided in ALTA Zoning Endorsement 3.1, (v) affirmative insurance that easements are not encroached upon by any structures on the Properties or that there are no violations of any restrictive covenants or agreements and that no future violation would cause any reversion of title, (vi) a survey endorsement, (vii) “non-imputation” endorsements or (viii) or any other reasonable endorsements, and the Title Company has refused to grant such coverages, Investor shall so inform Contributor.

7.3   Correction of Defects. Contributor shall have a period of ten business days following receipt of the foregoing schedule to remove, correct, cure or satisfy to Investor’s satisfaction, any survey or title exceptions (other than Permitted Exceptions) or Title Company requirements set forth on the schedule and to obtain from the Title Company the endorsements set forth on that schedule, unless such endorsements or cures are not available in the absence of a Survey and Investor has not obtained a Survey, Contributor shall not be required to remove any title objections, regardless of whether the underlying cause of the objection or defect is a Permitted Exception. If Contributor fails to remove any mortgage or other lien prior to or at the Closing, Investor may, but shall not be obligated to, close title subject to such mortgage or lien with an abatement of the Contribution Value in the amount required to remove same. For purposes of this Article, a deed of trust or similar instrument shall be deemed a mortgage.

7.4   Failure to Correct. If Contributor is unable or elects not, subject to Section 7.3, within said ten business-day period, to remove, correct, cure or obtain endorsements or cause the same to be removed, corrected, caused or obtained as aforesaid (a “Title Correction”), then Investor may (i) based on a good-faith determination, terminate this Agreement, in which event the provisions of Section 17.1 shall control, or (ii) accept such state of facts and such title as is disclosed by the Survey and Title Commitment without a Title Correction, thereby waiving any rights against Contributor with respect thereto, provided that there shall nevertheless be an abatement for unremoved mortgages or other liens as above set forth. Investor shall make said initial election within ten business days following Investor’s receipt of written notification by Contributor that Contributor has not been able to or will not obtain a Title Correction.

7.5   Effect of Corrected Defects. If Contributor shall undertake or cause to be undertaken a Title Correction as aforesaid, and shall be successful, then this Agreement shall continue in full force and effect with respect to the Properties and the Company shall close the Properties in accordance with the terms hereof. If Contributor shall only be partially successful in obtaining a Title Correction, Investor shall have the same alternative rights as Investor would have in the event Contributor had declined to seek a Title Correction (as set forth in the preceding Section). Investor shall make its election within ten days after Investor’s receipt of written notice from Contributor to Investor of the extent to which title has been corrected.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF CONTRIBUTOR.

Each Contributor, with respect to itself and the Properties (and each entity constituting Contributor, jointly and severally), covenants, represents and warrants to Investor (and to the Company, as its Permitted Designee) the following, all of which shall be required to be true and correct on and as of the date hereof and the Closing Date:

8.1   Organization and Power. Each Contributor and each Owner Entity is a duly formed, validly existing entity, as specified on Exhibit 8.21, in good standing under the laws of the jurisdiction indicated on Exhibit 8.21 and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document contemplated by this Agreement.

8.2   Authority. This Agreement has been duly executed by each Contributor and is enforceable against Contributor in accordance with its terms. The documents delivered by either Contributor or any Owner Entity at the Closing will be duly executed by each Contributor and enforceable against each Contributor in accordance with their terms. Neither the execution and delivery of this Agreement nor the performance hereof will (i) be in violation of the organizational documents of either Contributor or any Owner Entity, or (ii) conflict with any law, decree, judgment, regulation or decree of any court or governmental agency.

8.3   Consents. Except as provided in the next sentence, each Contributor and Owner Entity has or will, as the Closing have, obtained all consents required under any law or regulation, shareholder agreement, limited liability company agreement, trust agreement, covenant or other agreement concerning each Property or to which either Contributor or any Owner Entity is a party to permit the transactions contemplated hereunder (including, but not limited to, the contribution of the Membership Interests to the Company). Each Contributor will use its best efforts to obtain any consents required pursuant to the terms of the Ground Leases to permit the transactions contemplated hereunder. Except as set forth in Exhibit 8.3, the contribution of the Membership Interests to the Company and the other transactions contemplated by this Agreement does not require the consent or approval of any public or private party that Contributor has not already obtained.

8.4   Violations. No Contributor or Owner Entity has received a written notice from any governmental authority, mortgagee, tenant, insurer or other party (i) that the Properties or any portion thereof or the use or operation thereof, the Owner Entities or any of them are currently in violation of any zoning, environmental or other land use regulations; (ii) that there is currently a violation of the requirements of any ordinance, law or regulation or order of any government or any agency, body or subdivision thereof (including the local building department) or the recommendations of any insurance carrier or Board of Fire Underwriters affecting the Properties or any portion thereof; or (iii) asserting that work must be performed at the Properties or any portion thereof and to each Contributor’s knowledge no such notice has been issued. If a notice is received or a violation is issued or filed prior to the Closing, Contributor shall promptly notify Investor and shall promptly cure such violation, and if such cure would require an alteration of or addition to the Properties or otherwise require an expenditure to cure the violation, the cost of which would exceed $150,000, then Contributor and Investor shall have the benefit of the provisions contained in Section 17.1.

8.5   No Litigation. Except as set forth in Exhibit 8.5, no pending litigation or proceeding has been brought by or against any Contributor or any Owner Entity that relates to any Owner Entity or any of the Properties or affects any Owner Entity or any of the Properties or the operation thereof or that might prevent any of the transactions contemplated by this Agreement; or that might result in a consummation of judgment against Investor or the Company or any Owner Entity and, to Contributor’s knowledge, no such litigation or proceeding has been threatened. If Contributor is served with process or receives notice that litigation may be commenced against it with respect to the matters set forth above, Contributor shall promptly notify Investor.

8.6   No Attachments or Bankruptcy Events. There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or any other debtor relief actions contemplated by either Contributor or any Owner Entity or filed by either Contributor or any Owner Entity, or to the best of each Contributor’s knowledge, threatened in writing against or pending in any current judicial or administrative proceeding against either Contributor or any Owner Entity.

8.7   Environmental Matters. To the best of each Contributor’s knowledge and except as disclosed in any environmental report identified on Exhibit 8.7, a true, correct and complete copy of which previously has been delivered to Investor: (i) neither Contributor nor any Owner Entity have received notice to the effect that any Property is in violation of, or has been or is it currently under investigation for, a violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions in, at, on, under or about the Properties including, but not limited to, soil and ground water condition; (ii) neither Contributor nor any Owner Entity have used, generated, manufactured, stored or disposed in, at, on, under or about the Properties or transported to or from the Properties any hazardous material except in accordance with applicable governmental regulations; and (iii) neither Contributor nor any Owner Entity have received notice to the effect that there has been any discharge, migration or release of any hazardous material from, into, on, under or about the Properties that has not been abated to the extent required by law.

8.8   Space Leases. The Space Leases described on Exhibit 8.8 comprise all the Space Leases presently existing; each is in full force and effect; no Space Lease has been modified or supplemented except (if at all) as set forth on Exhibit 8.8 and in accordance with the provisions of Section 5.1; no rent has been paid more than one month in advance by any tenant and, except as set forth on Exhibit 8.8, no tenant is entitled to any “free rent” period, defense, credit, allowance or offset against rental; the information set forth on Exhibit 8.8 is true, correct and complete. There is no default of either landlord or (to either Contributor’s knowledge) any tenant under any of the Space Leases, and no state of facts that with notice and/or the passage of time would ripen into a default, except as set forth on Exhibit 8.8. No persons or entities are entitled to possession of the Properties or any portion thereof other than those listed on Exhibit 8.8. All work has been fully completed and all tenant improvements specified in any Space Lease to be the responsibility of the landlord have been completed and all tenant construction allowances have been paid. No leasing commissions are due, nor will any become due in connection with any Space Lease or the renewal thereof that are not adjusted for pursuant to the terms hereof and no understanding or agreement exists in regard to payment of any leasing commissions or fees for future Space Leases. Contributor has previously delivered to Investor a true, correct and complete copy of each Space Lease.

8.9   Ground Leases. Contributor is the sole owner (subject to the Minority Interests) of the tenant’s interest under (1) the ground lease among Capital City Economic Development Authority, as landlord, the State of Connecticut, acting by and through the Secretary of the Office of Policy and Management, and Adriaen’s Hotel Landing, LLC, as tenant, dated as of September 16, 2003 in respect of the Property known as the Hartford, Marriott, Hartford, CT; and (2) three Air Space Leases, between the City of Hartford, as landlord, and Hartford Center Hotel Partnership, as tenant, dated March 13, 1973; between the City of Hartford, as landlord, and Aetna Life and Casualty Company, as tenant, dated March 13, 1973; and between the City of Hartford, as landlord, and Aetna Life and Casualty Company, as tenant, dated October 25, 1974, as amended, in respect of the Property known as the Hartford Hilton, Hartford, CT (items (1) and (2), collectively, the “Ground Lease”). The Ground Lease is the only ground lease affecting the Properties. The Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms. There is no material default of either tenant or (to each Contributor’s knowledge) any landlord under any of the Ground Lease, and no state of facts that with notice and/or the passage of time would ripen into a default. No party to any Ground Lease has given Contributor notice or made any claim with respect to any breach or default. None of the rights of Contributor under any of the Ground Lease will be subject to termination or modification as the result of the consummation of the Closing, and upon the consummation of the Closing, as contemplated hereby, the Company will have succeeded to all of the right, title and interest of the Owner Entities under the Ground Lease. Contributor has previously delivered to Investor with a true, correct and complete copy of the Ground Lease.

8.10     Assessments. Contributor shall pay on or before the Closing Date all general, special and/or betterment assessments with respect to the Properties or any portion thereof that are due and payable prior to the Closing Date, at no cost or expense to Investor and the Company; and if on the Closing Date the Properties shall be affected by an assessment or assessments that is (or are) or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those that are to become due and payable after the Closing Date, shall be deemed to be due and payable and to be liens upon the Properties and shall be paid and discharged by Contributor at the Closing.

8.11     Other Agreements. There are not now and will not be on the Closing Date any agreements or understandings binding upon any of the Owner Entities or relating to the Properties, except for Permitted Exceptions and agreements to be entered into pursuant to the terms of this Agreement. Contributor has previously delivered to Investor a true, correct and complete copy of each document or instrument constituting a Permitted Exception.

8.12     Service Contracts. All Service Contracts are listed on Exhibit 8.12. All information with respect to Service Contracts on Exhibit 8.12 is true and complete. To Contributor’s knowledge, there is no material default, or event that with notice or passing of time or both would constitute a material default, by any party to any Service Contract. Contributor has previously delivered to Investor a true, correct and complete copy of each Service Contract.

8.13     Permits. All licenses, permits, approvals and authorizations required to operate the Properties or any portion thereof are in full force and effect and will be in full force and effect as of, and will be delivered to the Company on, the Closing Date. Pending applications, if any, will not be withdrawn or permitted to lapse without Investor’s consent, and Contributor shall promptly notify Investor of all pending applications. All such pending applications are identified in Exhibit 8.13.

8.14     Taxes. Contributor has furnished to Investor true and complete copies of the most recent real property Tax bill(s) for the Properties. No tenant is entitled to any refund of any Tax or other payment by reason of Tax reduction proceedings affecting current or prior years. Each Owner Entity has filed all material Tax Returns that it was required to file prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Owner Entities (whether or not shown on any Tax Return) have been paid. None of the Owner Entities is a current beneficiary of any extension of time within which to file a Tax Return that has not yet been filed. No audit or other examination of any Tax Return of, or any administrative or judicial proceeding relating to the Taxes of, any Owner Entity is in progress, nor has any Owner Entity been notified of any request for such audit or other examination. None of the Owner Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There is no material dispute or claim concerning any Tax liability of any Owner Entity either (A) claimed or raised in writing or (B) as to which Contributor has knowledge. Each Owner Entity has always been treated as a partnership or as an entity that is disregarded for federal income tax purposes and has not been treated as a publicly traded partnership taxable as a corporation under the rules of Section 7704 of the IRC.

8.15     Employees. At the Closing, the Lessee Company or one of its Affiliates shall hire all persons then employed by the Contributor or any Owner Entity in connection with the management, operation or maintenance of the Properties (collectively, the “Employees”). Immediately after the Closing, the Employees shall be employed on terms substantially similar in the aggregate as those in effect on the Closing. Contributor has previously delivered to the Investor a copy of all collective bargaining agreements related to the Properties or any part thereof (collectively, the “CBA”). With respect to the business or operations of the Properties (a) the Owner Entities and Contributor are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) neither the Owner Entities nor Contributor has received written notice of any unfair labor practice complaint against Contributor pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Owner Entities or Contributor; (d) neither the Owner Entities nor Contributor has received notice that any representation petition respecting the employees of the Owner Entities or Contributor has been filed with the National Labor Relations Board; (e) no arbitration proceeding arising out of or under the CBA is pending against the Owner Entities or Contributor and (f) neither the Owner Entities nor Contributor has experienced any primary work stoppage in the past five years. True, correct and complete copies of all material employee benefit plans (“Plans”) maintained by the Contributor or any of the Owner Entities (collectively, the “Existing Employer”) for the Employees have been made available to the Investor. All Plans are in substantial compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and no Existing Employer has engaged in a transaction with respect to any benefit plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of the Owner Entities to a tax or penalty imposed by either Section 4975 of the IRC of Section 502(i) of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Contributor, the Company or any of the Owner Entities with respect to any ongoing, frozen or terminated Plan which is a single employer defined benefit pension plan and neither Contributor nor any of the Owner Entities has incurred or expects to incur any withdrawal liability with respect to any multiemployer plan under Subtitle E of Title IV of ERISA No Plan has an accumulated funding deficiency, within the meaning of Section 412 of the IRC or Section 302 of ERISA. Contributor has not provided, nor is it required to provide security to any Plan pursuant to Section 401(a)(29) of the IRC.

8.16     Signatories. The persons or parties signing this Agreement and the documents contemplated hereby on behalf of Contributor and the Owner Entities have the power and authority to enter into this Agreement and the documents contemplated hereby, to bind Contributor and the Owner Entities to the provisions hereof and to comply with the obligations of Contributor and the Owner Entities hereunder and thereunder.

8.17     No Conflicts with Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will, to the best of Contributor’s knowledge, conflict with, result in a breach of or constitute (with or without the giving of notice or the passing of time, or both) a default under, or otherwise adversely affect any Space Lease, Franchise Agreement, or other contract, agreement, instrument, license or undertaking to which Contributor or any of its affiliates or any Owner Entity is a party or by which any of them or any of their respective property or assets is or may be bound or that relates to the Properties in any respect, other than documents evidencing or securing the Existing Debt, provided such violation is waived effective as of the Closing.

8.18     No Options. No tenant under a Space Lease, holder of a Minority Interest or other person has any option, right of first refusal or other right to purchase any Property any Membership Interest or any other interest in any Owner Entity or any part thereof or interest therein, other than, in the case of Minority Interest holders, rights of first refusal that will be waived with respect to the transaction on or before the Closing Date.

8.19     Franchise Agreements. All Franchise Agreements are listed on Exhibit 8.19. All information with respect to Franchise Agreements on Exhibit 8.19 is true and complete. Each Franchise Agreement is in full force and effect and has not been modified or supplemented except as set forth in a recorded instrument. There is no default under any Franchise Agreement, and, to Contributors knowledge, no state of facts that with notice and/or the passage of time would ripen into a default. Contributor has previously delivered to Investor with a true, correct and complete copy of each Franchise Agreement.

8.20     Existing Debt. All Existing Debt is accurately identified on Exhibit 1.10. With regard to the Existing Debt: (i) Contributor has heretofore delivered to Investor true, correct and complete copies of each Existing Debt Document, (ii) no event has occurred that, with the giving of notice, passing of time, or both, would constitute a default that remains uncured on the part of Contributor in the due performance or observance of any material term, covenant or condition contained in the Existing Debt Documents and (iii) the amounts set forth on Exhibit 1.10, including the amounts shown as escrows, reserves and other deposits (other than tax and insurance escrows and reserves) held by lenders of the Existing Debt are true and correct as of the effective date stated thereon. None of the Owner Entities has incurred any Debt that remains outstanding other than Existing Debt.

8.21     Owner Entities. With regard to each Owner Entity: (i) Contributor has heretofore delivered to Investor true, correct and complete copies of the organizational documents of such Owner Entity, and (ii) no event has occurred that, with the giving of notice, passing of time, or both, would constitute a default that remains uncured on the part of Contributor in the due performance or observance of any term, covenant or condition contained in any Owner Entity organizational documents. With respect to each Owner Entity, the information set forth on Exhibit 8.21 is true and correct as of the date hereof.

8.22     Insurance. All of the Insurance Policies are listed on Exhibit 8.22. Contributor as previously delivered to Investor true, correct and complete copies of all of the Insurance Policies. All of the Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by Contributor on or before the due date therefor. Contributor shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Insurance.

8.23     Condemnation Proceedings; Roadways. Neither Contributor nor any Owner Entity has received notice of any condemnation or eminent domain proceeding pending or threatened against any Property or any part thereof. Contributor has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving any Property.

8.24     Financial Statements. The consolidated, audited 2002, 2003, and 2004 financial statements and internally-prepared Property-level trailing 2005 financial statements provided to Investor are true, complete and accurate in all material respects and, with respect to such information and the notes thereto, fairly present the assets, liabilities and financial condition of the Owner Entities as of the dates and for the periods indicated and, with respect to statements of income, fairly present the results of operations of Owner Entities for the periods referred to therein and, in the case of the audited 2004 statements, in accordance with GAAP.

8.25     Capitalization. The names of the respective holders of all of the membership interests in the Owner Entities, as of the date hereof, are as set forth on Exhibit 8.21. Except for the interests of the Part Owned Property Owners, there are no other membership or other equity interests in any of the Owner Entities outstanding nor are there any outstanding options or other rights to convert any obligation into or otherwise acquire any membership interest or other equity interest in any Owner Entity and Contributor owns all of the membership interests in the Owner Entities free and clear of all liens, claims, encumbrances or interests of others.

8.26     Owner Entity Investments. Each Contributor owns its Membership Interests in the Owner Entities free and clear of all liens, claims, encumbrances or interests, of others. Each Owner Entity owns its respective Property free and clear of all liens, claims, encumbrances or interests of others, other than the Permitted Exceptions, title exceptions set forth in Schedule B to the title insurance policies of Contributor made available to Investor prior to the date hereof, any state of facts shown on surveys of Contributor made available to Investor prior to the date hereof, and any matter that would be readily apparent from a physical inspection of the Properties. The Owner Entities do not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities).

8.27     Compliance with Legal Requirements. Each of the Owner Entities is in material compliance with all applicable requirements of any ordinance, law or regulation or order of any government or any agency, body or subdivision thereof (including the local building department), other than such requirements that, if breached, could not foreseeably have a material adverse effect on the relevant Owner Entity or Property.

8.28     Liabilities. Except as set forth on Exhibit 8.28, none of the Owner Entities has any Liabilities other than Liabilities reflected on the consolidated, audited 2002, 2003, and 2004 financial statements and internally-prepared Property-level trailing 2005 financial statements provided to Investor prior to the date hereof.

8.29     Prior Activities of the Owner Entities. None of the Owner Entities has, directly or indirectly, engaged in any business or activity other than owning the Properties.

8.30     Survival. The representations and warranties of Contributor contained in or made pursuant to this Article shall survive the Closing until the first anniversary of the Closing Date and, in the case of the representations and warranties made in Section 8.14, until 90 days after the expiration of the applicable statute of limitations.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF INVESTOR.

Investor hereby warrants, represents and covenants to Contributor that each of the following statements is true and correct as of the date of this Agreement and the Closing Date:

9.1   Authority. Investor has full power and authority to enter into and perform this Agreement in accordance with its terms and this Agreement has been duly executed by Investor and is enforceable against Investor in accordance with its terms, and the documents delivered to Contributor at the Closing will be duly executed by the Company and enforceable against the Company in accordance with their terms. Neither the execution and delivery of this Agreement nor the performance hereof will (i) be in violation of the organizational documents of Investor, (ii) to the best of Investor’s knowledge, conflict with any law, decree, judgment, regulation or decree of any court or governmental agency, or (iii) conflict with any agreement or instrument to which Investor may be bound.

9.2   Signatories. The persons or parties signing this Agreement on behalf of Investor have the power and authority to enter into this Agreement and the documents contemplated hereby, to bind Investor to the provisions hereof and to comply with the obligations of Investor hereunder and thereunder.

9.3   No Litigation. No litigation is in effect or, to the knowledge of Investor, threatened, affecting the transactions contemplated hereby. There is no action or proceeding pending or, to the knowledge of Investor, threatened against Investor, before a court or other governmental authority to restrain, prohibit or otherwise challenge the transactions contemplated hereby, or that might result in the consummation of a judgment against Contributor, the Company or any Owner Entity.

9.4   No Agency. Investor is acquiring the limited liability company interests in the Company for its own account, as principal, for investment, and not with a view toward resale or distribution thereof.

9.5   Securities Matters. Investor makes the acknowledgments, representations, warranties and agreements set forth on Exhibit 9.5 annexed hereto. In addition, Investor is an “Accredited Investor” as that term is defined under Regulation D under the Securities Act of 1933, as amended (the “1933 Act”). Investor understands that the Company has not been registered under the 1933 Act or the securities laws of any state and, as a result thereof, is subject to substantial restrictions on transfer. Neither any Investor, nor any Person receiving limited liability company interests in the Company, will hold or take such interests with a view to a distribution of such interests in violation of the 1933 Act.

9.6   No Registration. Investor understands that (i) Contributor and the Company have no obligation or intention to register the limited liability company interest in the Company issued to Investor for resale under any federal or state securities laws, or to take any action (including the filing of reports or the publication of information required by Rule 144 under the 1933 Act) that would make available any exemption from the registration requirements of such laws, and (ii) therefore Investor may be precluded from selling or otherwise transferring or disposing (other than pursuant to the terms and provisions of the LLC Agreement) of any limited liability company interests in the Company or any portion thereof and may have to bear the economic risk of investment in such limited liability company interests for an indefinite period.

9.7   Survival. The representations and warranties of Investor contained in or made pursuant to this Article shall survive the Closing until the first anniversary of the Closing Date.

10.	DAMAGE AND DESTRUCTION.

Until the Closing, if any damage to or destruction of the Properties (or any portion thereof) occurs (notice of which Contributor shall give to Investor as soon as practicable following its occurrence), then Contributor shall promptly repair or replace such damage or destruction, except that if the cost of such repair or replacement exceeds ten percent (10%) of the Contribution Value allocated to the particular Property in accordance with Exhibit 1.8, or the damage or destruction would take more than sixty days to repair or rebuild, then in either of such cases Contributor shall not be required to commence such repair or replacement, but (i) Investor may terminate this Agreement with respect to the relevant Property in accordance with Section 17.1 by giving Contributor written notice of its intention to do so, such notice by Investor to Contributor to be given not later than five business days after Investor shall have received the notice from Contributor as aforesaid; or (ii) if Investor elects not to terminate this Agreement, this Agreement shall continue in full force and effect with respect thereto except that at the Closing, Contributor shall pay or assign to the Company its rights to collect casualty insurance proceeds for such loss, except that Contributor shall retain insurance proceeds sufficient to pay costs incurred for repair or replacement approved by Investor and completed by Contributor, plus rent loss proceeds for periods prior to the Closing, and Contributor additionally shall pay to the Company at the Closing the amount of the insurance deductible in effect at the time of the casualty.

11.	EMINENT DOMAIN.

If any eminent domain proceedings affecting the Properties or any material portion thereof shall be threatened, contemplated, commenced or consummated prior to the Closing (notice of which Contributor shall give to Investor as soon as practicable after receipt by Contributor), Investor shall have the right by written notice given within fifteen days after Contributor has given Investor the aforesaid notice, (i) to terminate this Agreement by giving Contributor notice thereof (in which event the provisions of Section 17.1 shall control); or (ii) if Investor elects not to terminate this Agreement with respect to the Property so affected, this Agreement shall continue in full force and effect with respect thereto without any reduction or abatement of the Contribution Value. If this Agreement is not terminated, as aforesaid, then Contributor at Closing shall assign to the Company its entire right, title and interest in and to any condemnation award.

12.	EXISTING DEBT.

12.1     Repayment of Existing Debt. Except as expressly provided in Section 12.2, Contributor shall repay all Existing Debt on the Closing Date. The Company shall reimburse Contributor and shall bear, as a Company expense, all fees and prepayment penalties in connection with such prepayment.

12.2     Refinancings. Contributor agrees to seek the consent of the Existing Lenders with respect to the Marriott Mystic Property to increase the amount of Existing Debt encumbering the Marriott Mystic, to the following target levels on or prior to the Closing Date:

Property	Target resized amount

Marriott Mystic, Mystic, CT:	$34,800,000

Investor agrees to seek to refinance each of the following Properties to the following target levels on the Closing Date:

Property	Target new financing amount

Courtyard by Marriott and Rosemont Suites, Norwich CT:	$9,400,000
SpringHill Suites by Marriott, Waterford, CT:	$6,100,000
Residence Inn by Marriott, Danbury, CT:	$8,364,000
Residence Inn Southington, CT:	$11,400,000
Hartford Hilton, Hartford, CT:	$22,000,000
Courtyard Hotel, Warwick, RI:	$7,200,000
Hartford Marriott, Hartford, CT:	$45,000,000
$109,464,000 in the aggregate.

The parties agree to cooperate in considering minor changes to the foregoing amounts. Any refinancing proceeds in excess of the repayment of Existing Debt and all other amounts payable in respect thereof shall be distributed to Contributor (or, in the case of any Part Owned Property), to Contributor and the Minority Interest holder. The Company shall bear any costs of resizing or refinancing Existing Debt (including legal fees and origination charges), which shall be considered expenses of the Company and shall be reimbursed by the Company at the Closing. All documents, executed in connection with any such resizing or refinancing shall be subject to the consent of Contributor and Investor, which shall not be unreasonably withheld in either case.

12.3     Costs. The Company shall pay to each Existing Lender in respect of Existing Debt outstanding as of the Closing, at or prior to the Closing, the costs of any and all transfer, assumption, legal, title, and other fees, costs and expenses of each Existing Lender in connection with delivery of such Existing Lender’s consent to assignment of the Membership Interests to the Company. All the foregoing payments, costs and expenses shall be expenses of the Company for all purposes hereof and of the LLC Agreement. The Company shall bear such expenses regardless of whether any Existing Lender shall refuse its consent or the provisions of this Article shall otherwise be unsatisfied. Any application or commitment fees incurred prior to the Closing Date shall be paid (subject to the reimbursement outlined above) first, by Investor, up to the amount of $175,000, which Investor represents has been expended as of the date hereof, and then by Contributor up to the amount of $175,000, then by Contributor and Investor, in the ratio of 33.3% by Contributor and 66.7% by Investor with respect to Stabilized Assets, and 50% by Contributor and 50% by Investor, with respect to Development Assets. In the event that the Closing does not occur, Contributor shall reimburse Investor for all application and commitment fees paid to lenders in accordance with this Section.

13.	PART OWNED PROPERTY.

The parties acknowledge that, on the date hereof, Contributor does not hold the 100% equity interests with respect to the owners of the Part Owned Properties, as set forth on Exhibit 8.21. The equity interests in the Part Owned Property Owners that is not held by Contributor are collectively referred to as the “Minority Interests”. Contributor’s and Investor’s obligations at the Closing with respect to the Property are not conditioned upon the acquisition by the Company of the Minority Interests with respect to the Part Owned Property. However, Contributor shall, upon prior notice to Investor, bid on or negotiate to acquire the Minority Interests, on or prior to the Closing, at a price and upon other terms pre-approved by Investor in its sole discretion. In the event that Contributor agrees to so purchase the Minority Interests, then Contributor shall either (i) assign the respective Minority Interests acquisition agreements to the Company at the Closing, or (ii) close on the acquisition of the Minority Interests and terminate the Minority Interests. In either such event, the Company shall, at the Closing, reimburse Contributor and bear as a Company expense all reasonable third party costs and expenses incurred in acquiring and terminating the Minority Interests. “Minority Interest Acquisition Expenses” shall mean the total cost incurred in the acquisition of the Minority Interests through the operation of this Article.

14.	CONDITIONS TO CLOSING.

14.1     Conditions to Investor’s Obligations. Investor’s obligations at the Closing with respect to the Properties are expressly conditioned upon the following conditions being satisfied or complied with (unless waived in writing by Investor).

14.1.1     Contributor’s warranties and representations set forth herein shall be true and correct in all material respects as of the relevant Closing Date and Contributor shall have performed each and all of its covenants and agreements hereunder within the time provided.

14.1.2     New Franchise Agreements or commitments for New Franchise Agreements reasonably acceptable to Investor shall have been issued to the Lessee.

14.1.3     There shall have been no breach on the part of Contributor of any of the covenants set forth in Article 5.

14.1.4     Subject only to payment of its premium for same, the Title Company shall be prepared to issue at the Closing (or prepared to unconditionally commit to issue at the Closing, with no “gap”), its title policy, in the form (including all endorsements) contemplated in Article 7.

14.1.5     Contributor shall have obtained all necessary consents and approvals of governmental authorities or third parties to the consummation of the transactions contemplated by this Agreement.

14.1.6     Contributor and Investor shall have effectuated the resizings and refinancings contemplated under Article 12 with respect to the Existing Debt.

14.1.7     No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

14.2     Conditions to Contributor’s Obligations. Contributor’s obligations at the Closing are expressly conditioned upon the following conditions being satisfied or complied with (unless waived in writing by Contributor):

14.2.1     Investor’s warranties and representations set forth herein shall be true and correct in all material respects as of Closing Date; and

14.2.2     Contributor and Investor shall have effectuated the resizings and refinancings contemplated under Article 12 with respect to the Existing Debt.

14.2.3     No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

14.2.4     Hartford Marriott Deferred Closing. The parties agree that in the event that the conditions to Investor’s obligations at the closing contained in Section 14.1 hereof are not satisfied solely with respect to the Property known as the Hartford Marriott (in such circumstances, the “Deferred Property”), the Deferred Property is not open for business to the public or a valid permanent or temporary certificate of occupancy has not been issued for the Deferred Property, then provided that (x) the conditions to Closing are otherwise satisfied with respect to the remainder of the Properties, and (y) Contributor has received a forward loan commitment reasonably satisfactory to it and to Investor with respect to the permanent financing of the Deferred Property, then the transaction shall nonetheless proceed and the Closing shall occur with respect to all Properties other than the Deferred Property. In such event the Contribution Value on the initial Closing Date shall be adjusted (lowered) by the amount allocated to the Deferred Property on Exhibit 1.8. The Closing with respect to the Deferred Property shall occur when (i) the conditions to Investor’s obligations with respect to such Deferred Property have been satisfied, (ii) the Deferred Property is open for business to the public, (iii) a valid permanent or temporary certificate of occupancy has been issued for the Deferred Property and (iv) the closing of financing contemplated by Section 12.2 for the Deferred Property. In the event that such conditions are not satisfied on or before November 1, 2005 (the “Deferred Property Outside Closing Date”), then such Deferred Property shall be deleted from the transaction and the parties shall have no further obligations with respect thereto, except as specifically provided in this Agreement. The adjusted Contribution Value with respect to the Deferred Property shall be calculated in the same manner as all other properties, as of the Closing Date with respect to the Deferred Property, and based on the Contribution Value allocated to the Deferred Property on Exhibit 1.8.

15.	THE CLOSING.

15.1     Location and Date. The Closing shall occur on a date (the “Closing Date”) no later than fifteen days following the later to occur of the satisfaction of all conditions to Closing identified in Article 14 (but in no event later than July 15, 2005 (the “Outside Closing Date”)), at the offices of Contributor’s attorneys, Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022-4802 at 10:00 A.M. At the Closing, the parties shall perform all obligations required to be performed at the Closing with respect to the Properties.

15.2     Contributions and Payments. At the Closing:

15.2.1     Contributor shall contribute the Membership Interests to the Company;

15.2.2     Investor shall deliver to the Company presently available funds in the amount of the Cash Payment;

15.2.3     The Company shall deliver to Contributor presently available funds in the amount of the Cash Payment;

15.2.4     Contributor (or, in the event that either entity constituting Contributor, or any other Affiliate of Contributor, has succeeded to the ownership of the Membership Interests, then such single entity) and Investor shall execute the LLC Agreement evidencing issuance of the various membership interests in the Company; and

15.2.5     Each party shall execute and deliver such instruments as the other party may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement, or cause the same to be executed and delivered, including the LLC Agreement.

15.3    Contributor’s Closing Deliveries. At the Closing, Contributor shall execute and/or deliver or cause the same to be executed and delivered to Investor or the Company (or another Permitted Designee, which shall be deemed substituted for “the Company” in the following subsections) the following items:

15.3.1     Transfer documents:

A.    An omnibus assignment of all of the Membership Interests in the Owner Entities in the form attached as Exhibit 15.3.1, which shall be joined in by the Company;

B.     If clause 13(i) applies, then at the Closing, Contributor shall execute and/or deliver or cause to be executed and delivered to the Company an Assignment Agreement (substantially similar in the form to Exhibit 15.3.1), to be joined in by the Company, by which Contributor assigns to the Company all of Contributor’s right, title and interest, in and to the acquisition of the Minority Interests.

15.3.2     Estoppels, consents, notices and New Franchise Agreements: Contributor shall deliver:

A.    With respect to the Ground Lease, original estoppel certificates, in forms and upon terms and conditions to be negotiated by Contributor and approved by Investor (which approval shall not be unreasonably withheld) (the “Ground Lease Estoppel Certificates”) duly executed by the ground lessor, which shall provide, among other matters, for the ground lessors’ certification that (i) true, correct and complete copies of the applicable Ground Lease, including all amendments thereto, are attached to the estoppel certificate, (ii) to the ground lessor’s knowledge, Contributor is not then in default under the applicable Ground Lease;

B.    The New Franchise Agreements or commitments for New Franchise Agreements acceptable to Investor; and

C.    The consents of the Minority Interest holders.

15.3.3     Affidavits and Certificates: Contributor shall deliver:

A.    An affidavit in form reasonably satisfactory to Investor to the effect that Contributor is not a “foreign person” (as defined in IRC Section 1445(f)(3) and the regulations issued thereunder);

B.     All real property transfer forms, and any other documents, instruments or forms required by municipal or other authorities in connection with the transfer of the Properties Membership Interests;

C.     Such affidavits; “mechanic’s lien”, “gap”, “parties in possession” or other Contributor indemnities; evidence of authority; releases of liens; or other instruments as the Title Company may reasonably request to issue a title policy satisfactory to the Company in accordance with Article 7; and

D.    The pro-forma title insurance policies contemplated by the final Title Commitments.

15.3.4     At the Closing, Contributor shall terminate the existing management agreement with respect to the Properties.

15.3.5     At the Closing, Contributor shall (i) deliver the consent required from the Existing Lenders, as contemplated by Article 12, and (ii) execute and deliver such documents and instruments as each Existing Lender reasonably requests to evidence or effectuate the transfer to the Company and the Company’s assumption of the Existing Debt (provided, however, that Investor and the Company will not be obligated to assume any obligations or liabilities in connection therewith (other than obligations under the loan documents, as currently existing, that accrue following the Closing, and subject to the exculpation provisions thereof)) and (iii) deliver an assignment of the Mortgage escrows in form reasonably acceptable to Investor.

15.4     Management Agreements. At the Closing, the Company shall enter into the Asset Management Agreement with Asset Manager and the Management Agreement with Manager.

15.5     Lessee Formation and Leases. At the Closing,

15.5.1     Investor Lessee Member and Contributor shall execute a Lessee LLC Agreement in the case of any Property that is not a Part Owned Property, and Lessee Company and the holder of the Minority Interests with respect to any Part Owned Property shall execute a limited liability company agreement under the laws of the State of Delaware (in each case, a “Part Owned Property Lessee Company”) on terms mutually acceptable to Contributor, Investor and the holder of the relevant Minority Interest; and

15.5.2     Lessee Company or the Part Owned Property Lessee Company (on one side) and each of the Owner Entities (on the other side) shall execute a Lease Agreement demising the Property owned by such Owner Entity to the Lessee.

15.6     Fees and Costs. At the Closing,

15.6.1     the Company shall pay, as Company expenses, (a) all costs of the owners title policy (i.e., the cost of the Title Commitment and cost of converting same to a title policy or endorsement to the existing title policy, including search and/or exam fees and premium costs) to be issued in the amount of the adjusted Contribution Value, (b) all transfer, assumption, legal, title and other fees to each Existing Lender as set forth in Article 12, (c) all costs of any Survey for the Properties required by any lender, as well as any reasonable costs of its due diligence paid to third party consultants, but excluding any internal costs, any travel costs of the parties or their professional advisors, and (d) all reasonable third-party out of pocket costs of Investor and Contributor incurred in forming the Company, including preparing and negotiating this Agreement and the LLC Agreement, including, but not limited to, professional advisors, attorneys, and closing costs (including legal), but excluding any travel costs of the parties or their professional advisors, and

15.6.2     Contributor shall pay any transfer taxes in connection with the contribution of the Membership Interests, whether state, city or local. The Company shall pay any sales taxes in connection with the contribution of the Membership Interests, to the extent such obligation is ordinarily imposed upon the buyer as a matter of local custom.

15.7     Further Assurances Regarding Documentation. During the term of this Agreement, Contributor and Investor hereby agree to cooperate in good faith to negotiate, and on or prior to the Outside Closing Date to execute and deliver the LLC Agreement, the Lessee LLC Agreements, the Leases, the Management Agreements, and the Asset Management Agreements, substantially in the forms attached hereto as Exhibits 1.3 - 1.7, subject to conforming changes and other revisions reasonably necessary or requested to effect the intent of the transactions contemplated hereby.

16.	ASSIGNMENT; DESIGNATION OF GRANTEES.

Neither party hereto shall assign its rights or its interests in and to this Agreement, unless such assignment is necessary to comply with the terms of the Existing Debt and, upon such assignment such assignee shall, in writing, affirmatively assume Investor’s obligations hereunder. Neither party hereto shall be deemed to be discharged of any of its duties hereunder as a result of any assignment or of any delegation by such party of any such duties.

17.	TERMINATION OF THE AGREEMENT; DEFAULT REMEDIES; INDEMNITIES.

17.1     Failure to Satisfy Conditions Precedent. If by the Outside Closing Date not all of the conditions precedent to Investor’s Closing obligations have been fulfilled, including the satisfaction of any representations or warranties intended to be fulfilled between the date hereof and the Closing, but Section 17.2 hereof is not applicable, then Investor shall have only the following rights and remedies: (i) to close the transactions contemplated by this Agreement without any abatement of the Contribution Value (except as specifically set forth in this Agreement to the contrary), or (ii) to treat this Agreement as terminated and of no further force or effect. If Investor elects to exercise its rights under clause (i), above, such defect, exception, condition, matter or thing shall thereafter be deemed waived by Investor with the same force and effect as if such defect, exception, condition, matter or thing had at all times been a Permitted Exception (provided the same has been disclosed to Investor in writing or Investor has other written notice thereof) and, in such event, Investor shall close the transactions contemplated by this Agreement in accordance with the provisions of this Agreement without any reduction or abatement in the Contribution Value (except as specifically set forth in this Agreement to the contrary). If, however, Investor shall elect to exercise its rights under clause (ii) above, then (A) all costs incurred by either Contributor or Investor that would have been payable by the Company pursuant to Section 15.6.1 (if a Closing had occurred) shall be paid 42.04% by Contributor and 57.96% by Investor, unless any particular cost may reasonably be attributed to a specific Property, in which case Investor shall pay to the Company 50% of the costs, with respect to Development Assets, and 66.7% of the costs, with respect to Stabilized Assets, and Contributor shall pay to the Company 50% of the costs, with respect to Development Assets, and 33.3% of the costs, with respect to Stabilized Assets other than fees paid in respect of refinancings, pursuant to Section 12.3, which shall be for the account of Contributor, (B) Investor shall receive a refund of the portion of the Initial Deposit deposited by it and all interest accrued thereon in accordance with Article 4 as its sole remedy hereunder and (C) Contributor shall receive a refund of the portion of the Initial Deposit deposited by it and all interest accrued thereon in accordance with Article 4 as its sole remedy hereunder.

17.2     Investor’s Remedies. If Investor shall have performed all of its obligations under this Agreement and all conditions to Contributor’s obligation to proceed with the Closing shall have been satisfied or waived, and if Contributor shall fail or refuse to close as required by the terms of this Agreement, or shall intentionally or negligently fail to satisfy the conditions precedent to the Closing, which default shall continue unremedied for seven business days after notice thereof from Investor, or shall be in material breach of any representation or warranty made by Contributor hereunder then Investor shall be entitled to the following: a payment of the entire Initial Deposit and all interest accrued thereon to Investor in accordance with the provisions of Article 4, and, in addition, Contributor shall be liable to pay to Investor a “break up fee” in the amount of Two Hundred Fifty Thousand Dollars ($250,000), as liquidated damages. In such event, this Agreement shall terminate, be null and void and of no further force or effect. It is specifically understood that specific performance and injunctive relief shall not be available remedies.

17.3     Contributor’s Remedies. If Contributor shall have performed all of its obligations under this Agreement and all conditions to Investor’s obligation to proceed with the Closing shall have been satisfied or waived, and if Investor shall fail or refuse to close as required by the terms of this Agreement, or if Investor shall otherwise be in material breach of any representation, warranty or covenant hereunder, the parties hereto agree that the damages that Contributor would sustain as a result thereof would be substantial, but would be difficult to ascertain. Accordingly, the parties hereto agree that in the event of such default, failure or refusal by Investor, Contributor’s sole remedy shall be payment to it of the entire Initial Deposit and all interest accrued thereon in accordance with the provisions of Article 4, and in addition, Investor shall be liable to pay to Contributor a “break up fee” in the amount of One Million Dollars ($1,000,000), as liquidated damages. It is specifically understood that specific performance and injunctive relief shall not be available remedies.

17.4     Nature of Liquidated Damages. Each party recognizes that, if it fails to perform its obligations hereunder, then the other party shall be entitled to compensation for the detriment caused thereby. However, the parties agree that it is extremely difficult and impractical to ascertain the extent of the detriment and, to avoid such difficulties, the parties agree that if either party fails to perform its obligations hereunder and this Agreement is terminated by reason thereof, the party not in default may retain the Initial Deposit (plus all interest and dividends earned thereon) and shall be entitled to the “break up” fees enumerated above as liquidated damages for default. All parties agree that such amount stated as liquidated damages shall be in lieu of any other relief to which the party not in default might otherwise be entitled to by virtue of this Agreement or by operation of law.

17.5     Legal Fees. If either party brings an action to recover the Initial Deposit, the non-prevailing party shall (notwithstanding the “exclusive remedies” language above set forth in Section 4.5) pay the prevailing party’s reasonable legal fees, disbursements and court costs expended to obtain a judgment.

17.6     Agreements to Indemnify.

17.6.1     In the event Closing occurs, the entities constituting Contributor, jointly and severally, hereby agree to indemnify and hold harmless Investor, its officers, directors, employees, members, representatives, agents, shareholders, partners and affiliates (and their respective officers, directors, employees, members, representatives, agents, shareholders, partners and affiliates) (the “Investor Indemnified Parties”), from and against all Liability, damage, deficiency, loss, costs, claims, encumbrances or expense, including interest or reasonable attorneys’ fees and disbursements (collectively, “Damages”) incurred by any of them arising prior to the first anniversary of the Closing Date (or 90 days after the expiration of the applicable statute of limitations with respect to a breach of the representation and warranty made by Contributor in Section 8.14) and that arise out of or as a result of (i) any breach of the representations and warranties made by Contributor in Article 8 hereof, (ii) any breach of any other representation or warranty made by Contributor herein or (iii) any breach or nonperformance of any covenant or agreement made by Contributor herein, unless, in the case of any of the foregoing items (i) through (iii), the indemnified party had written notice of such breach or nonperformance in advance of the Closing Date.

17.6.2     In the event Closing occurs, Investor hereby agrees to indemnify and hold harmless Contributor, its respective officers, directors, employees, members, representatives, agents, shareholders, partners and affiliates (and their respective officers, directors, employees, members, representatives, agents, shareholders, partners and affiliates) (the “Contributor Indemnified Parties”) from and against all Damages incurred by any of them and which arise prior to the first anniversary of the Closing Date and that arise out of or as a result of (i) any breach of the representations and warranties of Investor in Article hereof, (ii)  any breach of any other representation or warranty made by Investor herein or (iii) any breach or nonperformance of any covenant or agreement made by Investor herein, unless, in the case of any of the foregoing items (i) through (iii), the indemnified party had written notice of such breach or nonperformance in advance of the Closing Date.

17.6.3     If any Person benefited by Section 17.6 (an “Indemnified Person”) is threatened with any claim, or any claim is presented to or made to an Indemnified Person, or any action is commenced against an Indemnified Person, that may give rise to a right to indemnification hereunder, such Indemnified Person shall, with reasonable promptness, give written notice of such claim to the Person obligated to provide indemnification with respect thereto pursuant to Section 17.6 (the “Indemnifying Person”) and, without prejudice to the Indemnified Person’s right of indemnification under this Section 17.6 shall, before taking any action with respect to the subject claim, make itself available to meet with the Indemnifying Person and, along with the Indemnifying Person, attempt to resolve and/or settle the subject claim.

17.6.4     The Indemnifying Person may elect before the earlier of the 30th day after receipt of such notice or the fifth day before the return date required by any claim, citation or other statute, to contest and defend against such claim at the Indemnifying Person’s expense, and shall give written notice to the Indemnified Person of the commencement of such contest or defense with reasonable promptness after the giving of the written notice of such claim by the Indemnified Person. The Indemnified Person shall be entitled to participate with the Indemnifying Person in such event, but shall not be entitled in any way to release, waive, settle, modify or pay such claim without the written consent of the Indemnifying Person if the Indemnifying Person shall have assumed the defense of, or otherwise be contesting, such claim (provided that such written consent shall not be unreasonably withheld). If the Indemnifying Person shall have assumed the defense of any claim, and has employed counsel with respect thereto, the Indemnified Person shall also be entitled to employ counsel at its own cost and expense.

17.6.5     If the Indemnifying Person does not elect to contest or defend the claim as provided in this Section 17.6, the Indemnified Person, shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement. If the Indemnifying Person shall assume the defense, the parties hereto shall cooperate in the defense of such action and the records of each shall be available to the other and to the Indemnified Person with respect to such defense.

18.	BROKERS.

Investor and Contributor each represents and warrants that it has dealt with no broker or finder in connection with this transaction, except that Contributor has dealt with Hodges Ward Elliott, whom Contributor will pay pursuant to a separate agreement. Investor and Contributor agree to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney’s fees, the indemnified party may incur arising by reason of the above representation being false. The provisions of this Article shall survive the Closing.

19.	PRESS RELEASES; CONFIDENTIALITY.

Prior to the Closing, neither Investor nor Contributor shall issue any press releases regarding the LLC Agreement or this Agreement without the mutual prior consent of both parties, except that if the parties are unable to agree on a press release and legal counsel for one party determines that such press release is required by law, then such party may issue the legally required press release. The terms and conditions of this Agreement and the proposed transaction, including the identities of all parties referred to herein, will be held by the parties in strict confidence and will not be disclosed to anyone, other than directors, officers, partners, employees, agents or representatives including attorneys, accountants, partners, experts, consultants and other agents and representatives (collectively, “Representatives”) who need to know such information in connection with the transaction, or otherwise as advisable, except if legal counsel for one party determines that such disclosure is required by applicable law, then such party may make such legally required disclosure (which may be in the form of a filing with the Securities and Exchange Commission) without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. In addition, each of the parties hereto will be furnishing to each other certain information that is either non-public, confidential or proprietary in nature. Each of the parties agrees that all such information furnished or otherwise obtained, directly or indirectly, by such party, its Representatives, and all reports, analysis, compilations, data, studies or other documents prepared by such party or its Representatives containing or based, in whole or in part, on any such furnished information (collectively, the “Information”) will be kept strictly confidential and will not, without the prior written consent of the other party, be disclosed to any other individual or entity in any manner whatsoever, in whole or in part, and will not be used for any purpose other than evaluating the transaction described herein; provided that if either party is advised by its counsel that it is legally obligated to release the Information, such party may do so after notice to and consultation with the other party.

20.	MISCELLANEOUS.

20.1     Amendment. The written approval of each party hereto shall be required to amend or waive any provision of this Agreement.

20.2     Waivers. No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it hereafter.

20.3     No Assignments; Binding Effect. This Agreement shall not be assigned or otherwise transferred (by operation of law or otherwise) by any party (except as may be expressly permitted in this Agreement). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and assigns permitted in accordance with this Agreement and the Act.

20.4     Notices. Any notice, approval, consent or other communication required or permitted to any party under this Agreement shall be in writing and shall be deemed to have been duly given or made: (i) if delivered personally by courier or otherwise, then as of the date delivered (the “Effective Date”) or if delivery is refused, then as of the date presented (also an “Effective Date”), or (ii) if sent or mailed by Federal Express, Express Mail or other overnight mail service to the Company and to each party, then as of the first Business Day after the date so mailed (also an “Effective Date”). Each communication shall be addressed as follows:

If to Investor:	Hersha Hospitality Limited Partnership
510 Walnut Street, 9th fl.
Philadelphia, PA 19106
Attn: Jay A. Shah

with a copy to:	Hunton & Williams LLP
1900 K Street, NW Suite 1200
Washington, DC 20006
Attn: John M. Ratino

If to Contributor:	c/o Waterford Group, LLC
914 Hartford Turnpike
P.O. Box 715
Waterford, CT 06385
Attn: Len Wolman

with a copy to:	Latham & Watkins LLP
885 Third Ave.
New York, NY 10022
Attn: Raymond Lin (024576-0017)

The parties may change their addresses for subsequent notice, by a notice sent to each other party. The parties may also send courtesy notices by facsimile to Investor party at (215) 238-0157, or to Contributor at (860) 447-8554, although such facsimile notices shall not be considered to have been officially given hereunder.

20.5  Certain Waivers. The parties waive any and all rights they may have to a jury trial, and any and all rights they may have to punitive, special, exemplary, or consequential damages, in respect of any dispute based on this Agreement.

20.6  Preservation of Intent. If any provision of this Agreement is determined by any court having jurisdiction to be illegal or in conflict with any laws of any state or jurisdiction, then the parties agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect or for any reason, then the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by law.

20.7  Entire Agreement. This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements negotiations, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement.

20.8  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

20.9  Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Contributor, Investor and Escrow Agent have executed this Agreement as of the day and year first above written.

CONTRIBUTOR:
WATERFORD HOSPITALITY GROUP, LLC

By: Slavik Suites, Inc., its member

By:____________________________
Name: Del Lauria
Title: Vice President

By: LMW Investments, Inc., its member

By:____________________________
Name: Len Wolman
Title: President

By: MYSTIC HOTEL INVESTORS, LLC

By: Waterford Hospitality Group, LLC, Member

By: Slavik Suites, Inc., its member

By:____________________________
Name: Del Lauria
Title: Vice President

By: LMW Investments, Inc., its member

By:____________________________
Name: Len Wolman
Title: President

By: Norwich Lodgings, LLC, Member

By:____________________________
Name: Glenn A. Jette
Title: Member Manager

By: Mystic Suites, LLC

By:____________________________
Name: Len Wolman, Member

By:____________________________
Name: Alan Angel, Member

By:____________________________
Name: Mark Wolman, Member

By: EWHG, LLC, Member

By:____________________________
Name:__________________________
Title:___________________________

By: Glenn A. Jette, Member

___________________
Name: Glenn A. Jette

By: Slavik, Inc., Member

By:____________________________
Name: Del Lauria
Title: Vice President

By: Slavik Suites, Inc., Member

By:____________________________
Name: Del Lauria
Title: Vice President

INVESTOR:
HERSHA HOSPITALITY LIMITED PARTNERSHIP
By: Hersha Hospitability Trust,
its general partner

By:____________________________
Name:__________________________
Title:___________________________

ESCROW AGENT:
FIRST AMERICAN TITLE INSURANCE COMPANY

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT 1.1
MEMBERSHIP INTERESTS AND OWNER ENTITIES

Property	Ownership
1. Hartford Marriott (ground leased) Columbus Blvd Hartford, CT 06106	Adriaen's Landing Hotel, LLC, composed of: 46.875% Mystic Hotel Investors, LLC 46.875% Waterford Hospitality Group, LLC (Approximation: fractional interests change as construction progresses)
2. Hartford Hilton (ground leased) 315 Trumbull St. Hartford, CT 06103	315 Trumbull Street Associates, LLC, composed of: 5% Norwich Lodgings, LLC 5% Slavik, Inc. 78% Waterford Hospitality Group, LLC
3. Residence Inn Southington 778 West St. Southington, CT 06489	Southington Suites, LLC, composed of: 67% Mystic Hotel Investors, LLC
4. Dunkin Donuts 790 West St. Southington, CT 06489	790 West Street LLC, composed of: 67% Mystic Hotel Investors, LLC
5. Residence Inn by Marriott 22 Segar St. Danbury, CT 06810	Danbury Suites, LLC, composed of: 40% Danbury Hotel, LLC (Danbury Hotel, LLC is 100% owned by Mystic Hotel Investors, LLC)
6. Mystic Marriott Hotel and Spa 625 North Road Groton, CT 06320	Exit 88 Hotel, LLC composed of: 99.9% Mystic Hotel Investors, LLC 0.10% Mystic Hotel Investors Remote Entity, Inc.
7. Courtyard Hotel Warwick 55 Jefferson Park Road Warwick, RI 02888	Warwick Lodgings, LLC, composed of: 100% Mystic Hotel Investors, LLC
8. Residence Inn by Marriott and Whitehall Mansion 40-42 Whitehall Ave. Mystic, CT 06355	Whitehall Mansion Partners, LLC, composed of: 100% Mystic Hotel Investors, LLC
9. Courtyard by Marriott and Rosemont Suites 181 West Town St. Norwich, CT 06360	Norwich Hotel, LLC, composed of: 100% Mystic Hotel Investors, LLC
10. Springhill Suites by Marriott 401 North Frontage Road Waterford, CT 06385	Waterford Suites, LLC, composed of: 100% Mystic Hotel Investors, LLC

EXHIBIT 1.8
ALLOCATION OF THE CONTRIBUTION VALUE

Courtyard by Marriott, Warwick, RI: $9,300,000.

Residence Inn by Marriott and Whitehall Mansion, Mystic, CT: $17,800,000.

Courtyard by Marriott and Rosemont Suites, Norwich, CT: $12,600,000.

SpringHill Suites by Marriott, Waterford, CT: $8,000,000.

Mystic Marriott Hotel and Spa, Groton, CT: $54,500,000.

Hartford Marriott, Hartford, CT: $87,150,000.

Hartford Hilton, Hartford, CT: $35,175,000.

Dunkin Donuts, 790 West St., Southington, CT: combined with Residence Inn by Marriott, Southington, CT.

Residence Inn by Marriott, Southington, CT: $14,100,000

Residence Inn by Marriott, Danbury, CT: $9,700,000.